EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-33487 and 333-105833) of Barrett Business Services, Inc. of our report dated March 30, 2006 relating to the December 31, 2005 financial statements, which appears in this Annual Report on Form 10-K.

/s/ Moss Adams LLP

Portland, Oregon
March 30, 2006